EXHIBIT 99.1

                                                                 NEWS RELEASE

UNITED INDUSTRIAL CORPORATION
570 LEXINGTON AVENUE, NEW YORK, NY  10022


CONTACT: SUSAN FEIN ZAWEL
    VICE PRESIDENT CORPORATE COMMUNICATIONS
    (212) 752-8787


FOR IMMEDIATE RELEASE


              UNITED INDUSTRIAL TO SELL SYMTRON SYSTEMS TO IFTE PLC


NEW YORK, August 1, 2000 -- United Industrial Corporation (NYSE: UIC) announced today that it has signed a definitive agreement to sell its Symtron Systems, Inc. subsidiary to IFTE plc (LSE:IFTE) for $13.4 million in cash (which includes the repayment of intercompany indebtedness). The divestiture of Symtron Systems, a leading developer of computer-controlled, firefighter training systems, is the latest step in United Industrial's strategy to drive growth by focusing on its core aerospace and defense businesses.

IFTE, a London-based developer of fire training equipment, will gain an immediate presence in the U.S. domestic market for firefighter training equipment. Symtron, which generated revenues of $16.7 million in 1999, serves both public and private industry, with customers including local governments, the U.S. Armed Forces and private businesses.

"This transaction furthers United Industrial's strategy to concentrate on its core markets and customers in order to build value for shareholders," said Richard Erkeneff, President and Chief Executive Officer. "We will be able to focus more management and financial resources on growing our defense businesses,

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including our recently awarded Tactical Unmanned Aerial Vehicle (TUAV) program for the U.S. Army, while Symtron will become part of an organization completely dedicated to the firefighter training market."

The transaction has been approved by the Boards of Directors of both companies and is expected to close within the next 30 days, following IFTE's completion of a secondary stock offering to provide the financing for the acquisition.

United Industrial Corporation is a company focused on the design and production of defense, training, transportation, and energy systems. Its products include unmanned aerial vehicles, training and simulation systems, automated aircraft test and maintenance equipment, and ordnance systems. It also manufactures ground transportation components and combustion equipment for biomass and refuse fuels.

IFTE designs, installs and sells specialist simulation equipment, which is used for training firefighters and other emergency personnel. The company has designed and installed Boeing 747 hot-fire training simulators at Singapore, Hong Kong and London Heathrow Airports.


Except for the historical information contained herein, information set forth in this news release may contain forward looking statements subject to risks and uncertainties which could cause United Industrial's actual results or performance to differ materially from those expressed or implied in such statements. For additional information about United Industrial and its various risk factors, reference is made to United Industrial's most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

For more information, please visit United Industrial's web site at www.unitedindustrial.com.


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